Exhibit 99.1

Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results for the

Fourth Quarter and Year 2005

- - -

Company Provides 2006 Financial Guidance

NEWTOWN, PA — February 28, 2006 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the fourth quarter and year ended December 31, 2005.

Net revenues were $3.0 million in the fourth quarter of 2005 compared to $13.2 million in the fourth quarter of 2004, reflecting significantly reduced sales of Periostat® following the introduction of generic competition in May 2005.  Net loss for the fourth quarter of 2005 was $6.4 million compared to net income of $3.4 million for the fourth quarter of 2004.  Net loss allocable to common stockholders for the fourth quarter of 2005 was $10.5 million, or $0.72 per basic and diluted share, compared to net income allocable to common stockholders of $3.0 million, or $0.21 per basic and diluted share, in the fourth quarter of 2004.

On a non-GAAP basis, fourth quarter 2005 net loss allocable to common stockholders included a non-cash charge of approximately $3.7 million, or $0.25 per basic and diluted share, resulting from a previously announced restructuring of the Series D Preferred Stock (See Non-GAAP Financial Information Exhibit).  Fourth quarter 2004 net income and net income allocable to common stockholders included a pretax gain on the sale of certain U.K. and European dental assets of approximately $3.0 million.

Research and development (R&D) expenses in the fourth quarter of 2005 decreased slightly to $2.7 million, compared with $2.8 million in the fourth quarter of 2004.  Selling, general and administrative (S,G&A) expenses were reduced by 17% to $6.1 million in the fourth quarter of 2005 compared to $7.3 million in the fourth quarter of 2004.  This decline in S,G&A expense primarily reflects headcount reductions and improved efficiencies in the Company’s sales and marketing organization resulting from the termination of its dental sales force following the introduction of generic competition to Periostat® in May 2005 as well as decreased patent litigation costs.

Colin W. Stewart, president and chief executive officer of CollaGenex, stated, “Our financial results in the fourth quarter of 2005 continued to reflect our transformation from a dental pharmaceutical company to an emerging dermatology company.  This transformation was further supported by the strengthening of our dermatology pipeline in 2005 with the NDA submission for Oracea™ to the FDA and the subsequent receipt of a PDUFA target date for reviewing the submission of May 31, 2006.  In addition, we believe the initiation of Phase II trials to evaluate the safety and effectiveness of incyclinide for the treatment of acne combined with our acquisition of SansRosa and its intellectual property will provide additional opportunities to expand our presence in the dermatology market in the future. Our marketed dermatology products — Pandel®, Novacort™ and Alcortin™ - experienced strong prescription growth as a result of the efforts of our dermatology sales team, which  now numbers 68 professionals and is building to 80 professionals in anticipation of the approval and trade launch of Oracea in the current year.”

Mr. Stewart continued, “Meanwhile, our dental products continued to generate sales and cash flow with virtually no investment in sales and promotional expenses. Periostat’s share of total prescriptions filled for 20 mg doxycycline during the fourth quarter averaged approximately 15.5%. We also recorded meaningful sales of the Atrix dental products and amended our agreement with QLT USA, Inc. to allow us to continue filling orders for the Atrix dental products through 2007, albeit at a higher royalty rate and transfer price, but with minimal promotional spending commitments.”

Nancy C. Broadbent, chief financial officer of CollaGenex, commented, “Our financial results for the year were better than our previously announced financial guidance, primarily as a result of slightly higher than expected total revenues and lower than expected R&D expense.   On a non-GAAP basis, our net loss allocable to common stockholders, excluding the non-cash Preferred Stock charge incurred in December 2005, was $1.42 per share compared to our guidance of $1.48 to $1.50 per share (See Non-GAAP Financial Information Exhibit).  Our R&D expense guidance for 2005 was $15.0 million compared to actual expenditures of $14.0 million.  Most of this difference represents permanent savings in our R&D expenditures, although a small portion of the expense shortfall has been deferred from a timing standpoint and incorporated into the 2006 guidance we issued today.  Our cash, cash equivalents and short term investments of approximately $44.4 million at December 31, 2005 also exceeded our guidance of $27 million, after excluding the $15.4 million in net cash raised in the December.”

Ms. Broadbent continued, “Our R&D expenses for the fourth quarter of 2005 were lower than anticipated, primarily due to cost savings related to the discontinuation of our dental product development program.  S,G & A expenses for the fourth quarter of 2005 were significantly lower than the fourth quarter of 2004 due to the termination of our dental sales force in May 2005 as well as decreased patent litigation costs.  The increase in S,G&A expenses in the fourth quarter of 2005 compared with the third quarter of 2005 reflects the addition of sales management personnel and increases in marketing expenses as we prepare for the anticipated approval and trade launch of Oracea in 2006.”

For the year ended December 31, 2005, net revenues were $26.4 million compared to $52.1 million for the corresponding year earlier and reflected the introduction of generic competition to Periostat in May 2005.  Net loss was $18.8 million for the year ended December 31, 2005 compared to net income of $6.5 million for the year ended December 31, 2004.  Net loss allocable to common stockholders for the year ended December 31, 2005 was $24.2 million, or $1.67 per basic and diluted share, compared to net income allocable to common stockholders during the year ended December 31, 2004 of $4.9 million, or $0.35 per basic share and $0.34 per diluted share.  2005 full year results included a non-cash charge of approximately $3.7 million to net loss allocable to common stockholders, or $0.25 per basic and diluted share, relating to a restructuring of the Series D Preferred Stock (See Non-GAAP Financial Information Exhibit).  2004 net income and net income allocable to common stockholders included a pretax gain on the sale of certain U.K. and European dental assets of approximately $3.0 million.

R&D expenses for the twelve months ended December 31, 2005 increased by 58% to $14.0 million compared to $8.8 million in the corresponding year earlier period, reflecting the Company’s investment in its product development pipeline, including the completion of Phase III clinical trials and NDA submission for Oracea, initiation of Phase II dose-ranging studies for incyclinide, formulation development work for Restoraderm and the acquisition of SansRosa and its technology.  S,G&A expenses for the twelve months ended December 31, 2005 decreased by 14% to $25.2 million compared to $29.4 million in the year earlier period, primarily as a result of the termination of the Company’s dental sales force and dental marketing activities following the launch of generic competition to Periostat in May 2005.

Ms. Broadbent added, “We significantly strengthened our balance sheet in December 2005 by signing agreements with a group of investors to sell $29 million of common stock, before placement agency fees and other related fees.  We closed $15.5 million of this financing in December and the remaining $13.5 million in January 2006, with net proceeds to the Company of approximately $27.1 million.  In December, we also restructured our Series D Preferred Stock, which we believe provides us with greater operational and financial flexibility as we continue to build our business. In exchange for a reduction in the conversion price to $8.50 per common share (resulting in a non-cash charge of approximately $3.7 million), we removed limitations on our annual R&D expenditures and improved the terms upon which we can force conversion of the preferred stock into common stock.”

2006 Financial Guidance

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Please see the note regarding Forward-Looking Statements in this release for a description of important risk factors that could cause actual results to differ and refer to CollaGenex’ periodic reports on file with the Securities and Exchange Commission (SEC) for a more complete description of risks.

The Company’s financial guidance for 2006 assumes a September 1, 2006 trade launch date for Oracea and includes non-cash stock option compensation expense for the year that is estimated between $3.0 million and $3.5 million, primarily as a component of selling, general and administrative expenses, in accordance with SFAS 123 (R), which is effective the first quarter of 2006. We are in the process of evaluating the requirements of SFAS 123 (R), and have not yet determined the exact method of adoption. Expensing of stock options will increase operating expenses in 2006.

Total revenues:  Revenues from Periostat, Pandel, the Atrix products, contract revenues from the Primus products and grant revenue from the previously announced NIH grant are expected to be approximately $15 million in 2006.  In the event that Oracea is approved by the FDA and a commercial trade launch occurs within our currently projected timetable, we estimate that net sales of Oracea would add an additional $6 million to the Company’s 2006 revenues.  We anticipate that Oracea net sales will most likely be recognized on a prescription basis in 2006.  We do not anticipate any Restoraderm acne product sales in 2006.  On this basis, we expect the Company’s total 2006 revenues to be approximately $21 million.

Research and development expenses: R&D expense is expected to be approximately $17 million and is expected to be invested primarily in the ongoing Phase II dose-ranging studies for incyclinide for the treatment of acne, various Phase II and Phase IV clinical trials for Oracea, continuing formulation development work for Restoraderm and formulation development work for COL-118, utilizing the technology acquired in the acquisition of SansRosa in 2005.

Selling, general and administrative expenses: S,G&A expenses are expected to be approximately $38 million, assuming an anticipated September 1, 2006 Oracea trade launch.

Net loss allocable to common stockholders is expected to be approximately $38 million, or $2.17 per basic and diluted share, assuming a weighted common share count of approximately 17,500,000 for 2006.

Cash Burn: CollaGenex anticipates that its cash burn will be approximately $36 million for 2006, taking into account an anticipated Oracea trade launch date of September 1, 2006, the anticipated net loss allocable to common stockholders, investing activities and changes in working capital. We anticipate that cash and short-term investments at December 31, 2006 will total approximately $20 million, including the net proceeds from our latest financing received in January 2006.

Conference Call Information

As previously announced, CollaGenex will hold a conference call on Tuesday, February 28, 2006, at 11:00 a.m. Eastern Time to discuss the Company’s fourth quarter 2005 financial results. Investors and other interested parties may access the conference call by dialing (877) 692-2590 in the U.S. or (973) 935-8508 internationally, or via a live Internet broadcast on the company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days. Additionally, a recording of the call will be available by telephone until 11:59 p.m. on March 15, 2006 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code: 7076026.

Non-GAAP Financial Information Exhibit

Reconciliation of GAAP to non-GAAP Net Loss Allocable to Common Stockholders For the year-ended December 31, 2005
	Income Effect Amount for the year-ended December 31, 2005 (in thousands)	Per Basic and Diluted Share for the year-ended December 31, 2005
GAAP net loss allocable to common stockholders	$(24,212)	$(1.67)
Add back: non-cash Preferred Stock restructuring charge	$3,680	$0.25
Non-GAAP net loss allocable to common stock holders, excluding non-cash Preferred Stock restructuring charge in December 2005 (1)	$(20,532)	$(1.42)
Weighted average shares used in computing loss per basic and diluted share allocable to common stockholders		14,480,779

Reconciliation of GAAP to non-GAAP Net Loss Allocable to Common Stockholders For the three months ended December 31, 2005
	Income Effect Amount for the three months ended December 31, 2005 (in thousands)	Per Basic and Diluted Share for the three months ended December 31, 2005
GAAP net loss allocable to common stockholders	$(10,532)	$(0.72)
Add back: non-cash Preferred Stock restructuring charge	$3,680	$0.25
Non-GAAP net loss allocable to common stock holders, excluding non-cash Preferred Stock restructuring charge in December 2005 (1)	$(6,852)	$(0.47)
Weighted average shares used in computing loss per basic and diluted share allocable to common stockholders		14,646,183

Note 1

The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not   necessarily relevant to understanding the trends of the Company or the prospects of future performance.  Non-GAAP measures may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define non-GAAP net loss allocable to common stockholders in the same manner.

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing proprietary, innovative medical therapies to the dermatology market.  CollaGenex’s professional dermatology sales force markets Pandel®, a prescription topical corticosteroid licensed from Altana, Inc., Alcortin™ (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort™ (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic.  Alcortin and Novacort are marketed by the Company under a Promotion and Cooperation agreement with Primus Pharmaceuticals, Inc.  In addition, CollaGenex has filed an NDA for Oracea, the first systemic compound for the treatment of rosacea, which is currently under evaluation by the FDA, and is conducting a 300-patient, Phase II dose-finding study to evaluate its second dermatology candidate, incyclinide, for the treatment of acne.  CollaGenex is also developing COL-118, utilizing the technology acquired in the SansRosa acquisition, as a preclinical topical compound for the treatment of redness associated with rosacea and other skin disorders.

CollaGenex also currently sells Periostat, which the Company developed as the first pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis, and Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, which are products of QLT Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis.

Research has shown that certain tetracyclines can be chemically modified to remove their antibiotic effects while retaining the properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS” compounds because they are Inhibitors of Multiple Proteases And CytokineS”) to assess whether they are safe and effective in these applications.  The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, CollaGenex has acquired the Restoraderm® technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue and expenses, cash burn and future cash position, including the fourth quarter and year ended December 31, 2005 and for fiscal year 2006, and its future development efforts, including clinical and development programs and its dermatology franchise, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the most recent Form 10-Q for the Quarter ended September 30, 2005 under the sections “Additional Risks That May Affect Results” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  CollaGenex assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Periostat® and Restoraderm® are registered trademarks and IMPACS™, SansRosa™  and Oracea™ are  trademarks  of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Novacort™ and Alcortin™ are trademarks of Primus Pharmaceuticals, Inc.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of QLT USA, Inc.

Financial Tables Follow

Summary Financial Data

(In thousands, except share amounts)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Statement of Operations Data:
Revenues:
Net product sales	$2,730	$13,048	$25,736	$51,739
Contract revenues	216	57	481	237
License revenues	7	115	188	170
Total revenues	2,953	13,220	26,405	52,146

Operating Expenses:
Cost of product sales	868	1,856	5,885	7,446
Research and development	2,749	2,820	13,986	8,843
Selling, general and administrative	6,067	7,296	25,242	29,417
Selling, general and administrative - restructuring	—	—	1,184	348
Selling, general and administrative- legal settlement	—	—	—	2,000
Gain on sale of UK/European Dental assets	—	(2,980)	—	(2,980)
Total operating expenses	9,684	8,992	46,297	45,074
Operating (loss)/income	(6,731)	4,228	(19,892)	7,072
Other Income (Expense):
Interest income	323	182	1,086	421
Other income (expense)	1	(4)	1	2
Income before taxes	(6,407)	4,406	(18,805)	7,495

Income taxes	—	967	—	967

Net (loss)/income	(6,407)	3,439	(18,805)	6,528
Preferred stock dividend	445	400	1,727	1,600
Non-cash beneficial conversion charge	3,680	—	3,680	—
Net (loss)/income allocable to common stockholders	$(10,532)	$3,039	$(24,212)	$4,928
Net (loss)/income per basic share allocable to common stockholders	$(0.72)	$0.21	$(1.67)	$0.35
Weighted average shares used in computing (loss)/income per basic share allocable to common stockholders	14,646,183	14,385,317	14,480,779	14,264,687
Net (loss)/income per diluted share allocable to common stockholders	$(0.72)	$0.21	$(1.67)	$0.34
Weighted average shares used in computing (loss)/income per diluted share allocable to common stockholders	14,646,183	14,454,714	14,480,779	14,500,637

Selected Balance Sheet Data:	December 31, 2005	December 31, 2004

Cash and cash equivalents	$26,219	$11,889
Short-term investments	18,206	26,756
Accounts receivable	1,530	7,208
Inventories	630	2,692
Prepaid expenses and other current assets	1,462	2,096
Total current assets	48,047	50,641
Non-current assets	1,118	1,705
Total assets	$49,165	$52,346

Total current liabilities	13,404	10,927
Long-term liabilities	93	204
Total liabilities	13,497	11,131

Total stockholders’ equity	35,668	41,215
Total liabilities and stockholders’ equity	$49,165	$52,346

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